UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	February 16, 2005
CINCINNATI FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)
Ohio	0-4604	31-0746871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6200 S. Gilmore Road, Fairfield, Ohio		45014-5141
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code	(513) 870-2000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 16, 2005, Cincinnati Financial Corporation, a Nasdaq National Market System issuer, notified the National Association of Securities Dealers that, as the result of a routine review, Cincinnati Financial determined NASD Rule 4350(i) may have applied to one of its stock incentive plans, the 2003 Non-Employee Directors’ Stock Plan.  This rule requires that issuer stock compensation plans be submitted for approval by the issuer’s shareholders.  Following discussions with Nasdaq, on February 22, 2005, Cincinnati Financial received a notice from Nasdaq indicating the company did not comply with the shareholder approval rule set forth in Marketplace Rule 4350(i)(1)(A) and requiring the company to submit a specific plan and timetable to achieve compliance with the rule.  The compliance plan is to be submitted to Nasdaq no later than March 9, 2005.

Since the stock plan was adopted by the board of directors, a total of 43,492 shares, or less than one-tenth of one percent of the outstanding shares of common stock, have been issued to non-employee directors under the plan. As described in the company’s 2004 proxy statement, under the plan, directors receive shares with a fair market value on the date of grant equal to the cash director’s fees received by such directors during the prior calendar year. The plan limits the annual value of any grant to an individual director to a maximum of $60,000.

All of Cincinnati Financial Corporation’s other stock-based incentive plans have been submitted to the shareholders for approval and have been duly approved.  On or before March 9, 2005, the company intends to notify Nasdaq that it has determined it will achieve compliance with the rule by seeking shareholder approval of the 2003 Non-Employee Directors’ Stock Plan at the upcoming 2005 annual shareholders’ meeting.  In the interim, directors who previously received shares under the plan have agreed not to transfer or vote any shares received until the plan is duly approved by shareholders.  If the plan is not approved, the shares will be returned to the company’s treasury.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI FINANCIAL CORPORATION

Date: February 22, 2005

/s/ James E. Benoski

James E. Benoski

Chief Insurance Officer, Senior Vice President